Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: www.tecoenergy.com

TECO ENERGY RESPONDS TO MOODY’S INVESTOR SERVICES

CREDIT CONCERNS

TAMPA, March 13, 2003—TECO Energy, Inc. (NYSE: TE) today responded to the action taken by Moody’s Investor Service today to initiate a review for potential downgrade of the company’s debt.

Senior Vice President—Finance and CFO Gordon Gillette said, “We are prepared to work with Moody’s to address the concerns identified for their review of TECO Energy’s credit ratings. Over the past 12 months, TECO Energy has taken numerous steps to strengthen its balance sheet, improve sources of cash and reduce capital spending. We are more than 70 percent complete with our $900-million cash generation plan, with only two elements remaining for completion, both of which are well underway.”

“Our plans show that 2003 is the last year of major capital expenditures for TECO Energy. Capital expenditures are forecast to be $727 million in 2003, well below the peak of almost $1.8 billion in 2002, and will further decline to $335 million in 2004. With the completion of our major construction programs at TECO Power Services and Tampa Electric in 2003 and 2004, capital expenditures going forward will be primarily to support customer growth and system reliability at the regulated utilities and maintenance and replacement capital at the unregulated companies for the foreseeable future. Further, we have only $126 million of debt maturing in 2003, with no other corporate debt maturities after that until 2007,” Gillette added.

Gillette went on to say, “We look forward to the opportunity to work with Moody’s during its review process to demonstrate that TECO Energy can speak to the concerns that have been raised.”

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Exhibit 99.1

TECO Energy, Inc. (NYSE: TE) is a diversified, energy-related holding company based in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Note: this press release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company’s cash generation plan for 2002 and 2003 and capital expenditure levels. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: TECO Energy’s ability to complete the sale of its gasification facility and the sale of the majority of its interest in its synthetic fuel facility and TECO Energy’s ability to limit capital spending to levels forecast. These factors and others are discussed more fully under “Investment Considerations” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2003.